Exhibit (10)-bb

To: Bausch & Lomb B.V. (the Company)
Koolhovenlaan 110
1119 NH Schiphol-Rijk
The Netherlands

Attn: Financial Controller

Fax: +31 20 6554 651

  Monday, February 20, 2006

  Dear Sirs,

  US$375,000,000 credit agreement (the Agreement) dated 29 November 2005 between (among others) the Company, the Guarantor and Citibank International plc as facility agent

1.	Background

(a)	This letter is supplemental to and amends the Agreement.

(b)
Pursuant to Clause 25 (Amendments and Waivers) of the Agreement, the Majority Lenders have consented to the amendments to the Agreement contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

2.	Interpretation

(a)	Capitalised terms defined in the Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)
The provisions of Clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

(c)
Effective Date means the date on which the Facility Agent gives notification to the Obligors that it has received a copy of this letter countersigned by the Company and the Guarantor; provided that the Facility Agent must provide such notification as soon as reasonably practicable but no later than one (1) business day after the Facility Agent has received a copy of the fully countersigned letter.

    3. Amendments

(a)	Subject to subparagraph (b) below, the Agreement will be amended from the Effective Date in accordance with subparagraph (c) below.

(b)	The Agreement will not be amended by this letter unless the Facility Agent has received a copy of this letter countersigned by the Company and the Guarantor.

(c)	The Agreement will be amended as follows:

(i)	Clause 19.11(a)(ii) (BLIO Matters) of the Agreement will be amended by deleting the reference to “1 March” in the last line thereof and replacing it with “31 May”;

(ii)	the definition of BLIO Announcements in Clause 19.11(b) of the Agreement shall be amended by:

(A)	deleting “and” at the end of subparagraph (i);

(B)	deleting subparagraph (ii) and replacing it with the following:

“(ii) filings with the SEC on Form 8-K dated 27 October, 2005, 29 November, 2005 and 22 December, 2005 and on Form 12(b)-25 dated 3 November, 2005,”;

(C)	deleting the full stop after the words “Guarantor's related investigation" and replacing it with a semi-colon; and

(D)	inserting new subparagraphs (iii) and (iv) as follows:

“(iii) press release dated 22 December, 2005 relating to the Guarantor’s Subsidiary, Bausch & Lomb Korea Co. Ltd. (BL Korea), and the Guarantor’s related investigation; and

(iv) press release dated 26 January, 2006 relating to the Guarantor’s expected reporting of preliminary 2005 fourth quarter results and 2005 full year results in March 2006, and the Guarantor’s related investigation.”;

(E)	the definition of BLIO Matters in Clause 19.11(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“BLIO Matters means the events including, without limitation, the allegations of improper management, improper accounting and unpaid taxes of BLIO, and improper sales practices at BL Korea, and the Guarantor’s related investigations, which have resulted, or may result, in the need for the Guarantor to:

(i) delay delivery of its financial statements to the Facility Agent under this Agreement;
             (ii) delay certain of its filings with the SEC; and

(iii) restate its financial statements for prior periods, and that such a restatement, if necessary, will also require unrelated out-of-period entries made in prior periods to be reclassified to the appropriate prior period.”; and

(F)	the definition of Waiver Termination Date in Clause 19.11(b) of the Agreement shall be deleted in its entirety and replaced with the following:

  “Waiver Termination Date means the earlier of:
             (i) 6.00 p.m. (Rochester, New York time) on 31 May, 2006;

(ii) the date on which the Guarantor delivers the certificate required under Clause 17.10(a)(iii) (Reporting requirements) of the Agreement confirming, inter alia, compliance with the terms of the Agreement, together with the filing of the Guarantor’s 2005 annual report on Form 10-K;

(iii) the date (if any) on which holders of any Debt owed by the Guarantor or any of its Subsidiaries in a principal or notional amount of at least US$50,000,000 shall accelerate or give notice of acceleration of such Debt; and

(iv) 3 April, 2006, but only in the event that the Guarantor fails to file its 2005 annual report on Form 10-K on or before 6.00 p.m. (Rochester, New York time) on 31 March, 2006 and has failed to pay the fee set out in the Fee Letter dated 17 February 2006”.

3.	Further Waiver

  The Guarantor’s 2005 annual report on Form 10-K will contain financial statements for 2005 and restated financial statements for certain prior periods, including but not limited to the Guarantor’s 2004 fiscal year. Accordingly, in addition to the BLIO Matters not resulting in or constituting a breach of the Agreement or Event of Default during the Waiver Period, as set forth in Clause 19.11(a), the Majority Lenders further agree, upon the filing of that annual report on Form 10-K, in accordance with the terms of this letter, that any representation under Clause 16.6 (Financial statements) of the Agreement which is incorrect in any material respect, or any Event of Default arising therefrom shall be permanently and irrevocably waived, to the extent related to the matters described in the BLIO Announcements.

4.	Guarantee

  The Guarantor:

(a)	agrees to the amendment of the Agreement as contemplated by this letter; and

(b)	with effect from the Effective Date, confirms that the guarantee given by it under the Agreement will:

(i)	continue in full force and effect; and

(ii)	extend to the liabilities and obligations of the Company to the Finance Parties under the Finance Documents as amended by this letter.

5.	Amendment fee

(a)
In the event that the Guarantor has not filed its 2005 annual report on Form 10-K by 31 March, 2006 at 6.00 p.m. (Rochester, New York time), the Company must pay to the Facility Agent for the account of the Lenders which consented on or before 17 February, 2006 to the amendments to the Agreement contemplated by this letter (the Consenting Lenders) a one-time fee equal to 0.05 per cent. of the total Commitments of the Consenting Lenders. Such fee shall be payable no later than 3 April, 2006, to the account notified to the Company by the Facility Agent for this purpose. The Facility Agent shall provide the Obligors with a listing of the Consenting Lenders by 20 February, 2006.

(b)
All amounts payable under this letter are exclusive of any value added tax or other taxes of any nature and will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any matter whatsoever and all such payments shall be made free and clear and without deduction for or on account of any present or future taxes, charges, deductions or withholdings.

6.	Miscellaneous

(a)	This letter is a Finance Document and a Fee Letter.

(b)	From the Effective Date, the Agreement and this letter will be read and construed as one document.

(c)	Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(d)
Except to the extent expressly waived in this letter, no waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

7.	Governing law

  This letter is governed by English law.

/s/ Olufunmilayo Dada  /s/ John Nelson
For
CITIBANK INTERNATIONAL PLC
as Facility Agent for and on behalf of the Finance Parties

We agree with the terms of this letter.

/s/ Efrain Rivera
For
BAUSCH & LOMB B.V.

Date: February 24, 2006

/s/Stephen C. McCluski
For
BAUSCH & LOMB INCORPORATED

Date: February 24, 2006